Exhibit 3.17

State of Delaware Secretary of State Division of Corporations Delivered 09:12 AM 03/07/2016 FILED 09:12 AM 03/07/2016 SR 20161513353 - File Number 2058433

CERTIFICATE OF MERGER

OF

CAMBER MERGER SUB INC.

WITH AND INTO

CAMBER CORPORATION

Pursuant to Section 251(g) of the General

Corporation Law of the State of Delaware

Camber Corporation, a Delaware corporation (the “Company”), does hereby certify the following in connection with the merger (the “Merger”) of Camber Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into the Company:

FIRST: The name and state of incorporation of each party to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Camber Corporation	Delaware
Camber Merger Sub Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of March 7, 2016 (the “Merger Agreement”), by and among Camber Holding Corporation, a Delaware corporation, Merger Sub and the Company, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with

Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the Surviving Corporation shall be Camber Corporation (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, except that

(A) Article 4 thereof shall be amended and restated in its entirety to read as follows:

“4. The total number of shares of common stock which the corporation shall have authority to issue is one thousand (1,000), and the par value of each of such shares is One Cent ($.01), amounting in the aggregate to Ten Dollars ($10.00).”

(B) A new Article 11 shall be added thereto which shall read in its entirety as follows:

“11. Any act or transaction by or involving the corporation, other than the election or removal of directors of the corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or under this certificate of incorporation the approval of the stockholders of the corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Camber Holding Corporation, a Delaware corporation, or any successor thereto by merger, by the same vote as is required by the General Corporation Law of the State of Delaware or this certificate of incorporation, as the case may be.”

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation, 670 Discovery Drive, Huntsville, Alabama 35806-2802.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of the Constituent Corporations.

SEVENTH: The Merger contemplated by this Certificate and the Merger Agreement shall become effective at the time this Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, this Certificate of Merger has been executed on the 7 day of March, 2016.

CAMBER CORPORATION

By:	/s/ Philip O. Nolan
Name:	Philip O. Nolan
Title:	Chief Executive Officer

[CERTIFICATE OF MERGER]